Exhibit 3.1
                              Amended and Restated
                            ARTICLES OF INCORPORATION
                                       OF
                              EARTH SCIENCES, INC.


                                    ARTICLE I
                                    ---------

     The name of the corporation is EARTH SCIENCES, INC.

                                   ARTICLE II
                                   ----------

     The nature, objectives and purposes of the business to be transacted by the corporation shall be:

     1. To prospect, explore, purchase or otherwise acquire, either absolutely or conditionally, and either solely or jointly with others, to sell, dispose of, and deal in lands and interests in and over lands and properties of every description including mines, works, steamships, railways, tramways, telegraph and telephone lines, wharves, docks, canals, waterways, electric light and power plants, quarries, forests, pits mills, buildings, machinery, mining, milling, concentrating, smelting, refining, and manufacturing plants, ores and minerals, and claims and interests therein, and shares in the capital stock of corporations owning or operating the same, in any part of the world, upon such terms and in such manner as may be deemed advisable; to develop, improve, and work the same; to conduct mining operations of every kind, and to operate plants for reducing, smelting, and refining ores, minerals matte, and bullion; to enter into contracts with other persons, firms or corporations (including any corporation in which the directors of this company may be interested, or of which they may be officers or directors, or which may be the owner of a large or controlling interest of the stock of this company)for the reduction, treatment, smelting, and refining of the ores, minerals, matte and bullion produced by the corporation hereby organized; to search for, obtain, and disseminate information as to mines, mining districts, mining claims, water claims, water rights and any other rights, claims, and property; to examine, investigate, and secure the titles to lands, mines, minerals ores, and mining or other rights and claims, and interests therein, in any part of the world; to employ and send to any part of the world, and to pay the fees, costs, charges, and expenses of, agents, including persons and corporations, mining experts, legal counsel, and all persons useful in examining, investigating, and securing the title to lands, mines, minerals, ores, mining and other rights and claims, or interest therein, in any part of the world; to print, publish, advertise, and circulate reports, maps, plans, prospectuses, and documents of every kind whatsoever, directly or indirectly relating to lands, mines, minerals, ores, and mining or other rights, concessions, and claims in any part of the world, or to the title thereto, or to the organization, operations, and objects of this company, or of any other company.

     2. To manufacture, sell, import, export, purchase, hold, own, assign, transfer, invest, trade, and deal in or with all kinds of ores, minerals, metals, and the products and by-products thereof, and goods, wares, merchandise, and other materials and property of every class and description necessary for the convenient and proper accomplishment of the purposes or objectives enumerated herein; to acquire, transport, ship, buy, sell, contract for, deal in, engage in trade or commerce in, or otherwise dispose of products of ores, mineral substances, mineral compounds, metals, and intermediate metallurgical compounds or substances obtained from the mining, production, manufacturing, or refining of ores, minerals or metals which are for export or are to be exported, or are in the course of being exported, or have been exported from the United States, to any foreign nation; or to act as the agent, broker, consignee, or factor for others in respect to the foregoing.

     3. To carry on the business of advisors, consultants, and managers in any or all fields of the earth sciences; to engage in a general counseling service and to gather, compile, and disseminate information, data, and advice in respect to matters of a commercial, financial, statistical, professional and business nature, and to render and furnish services pertinent thereto; to enter into agreements with any corporation, association, individual, or enterprise and to carry on and undertake any business and to render any service which it may seem to the company capable of being conveniently carried on in connection with the above, and in promoting, advising, consulting with, maintaining, and operating any business enterprise; to contract for, acquire, plan, superintend, manage, operate, cooperate with, and assist in, the maintenance and operation of business enterprises of any and every kind, and to do and carry on such other work of every kind and of any and every nature; to own, operate, mange, assist, finance, audit, supervise, and otherwise deal with corporations, associations, business, financial, and other enterprises; and to aid and assist in any manner any corporation, association or reorganization with which this company may have business relations.

     4. To engage in any lawful act or activity for which corporations may be organized under the laws of the State of Colorado.

     5. The foregoing enumeration of purposes shall not be deemed to limit or to restrict in any manner the exercise of other and further rights and powers which may now or hereafter be allowed or permitted by law; the purposes specified in each of the paragraphs of this Article II shall not be restricted by reference to or inference from the terms of any other paragraph, but shall be regarded as independent purposes.

                                   ARTICLE III
                                   -----------

     The affairs and management of this corporation are to be under the control of a Board of Directors. The number of directors shall be as specified in the By-laws of the corporation, but in no event shall there be fewer than three or more than fifteen directors of the corporation.

                                   ARTICLE IV
                                   ----------

     The aggregate number of shares which the corporation shall have the authority to issue shall be 50,000,000, which shall consist of a single class of shares designated "Common Stock" of par value of one cent per share.

                                    ARTICLE V
                                    ---------

     All stock shall be fully paid and nonassessable.

                                   ARTICLE VI
                                   ----------

     The stockholders of this corporation shall not have a preemptive right to subscribe to any or all issues of stock or other securities of any or all classes of stock of the corporation or securities convertible into stock or which carry stock purchase warrants or privileges.

                                   ARTICLE VII
                                   -----------

     Cumulative voting shall not be allowed.

                                  ARTICLE VIII
                                  ------------

     The principal place of business of said corporation shall be Georgetown, in the County of Clear Creek, State of Colorado, and the principal office of said corporation shall be 1700 Broadway, Denver, Colorado 80202 or at such other location as the Directors of the corporation shall hereafter select.